Exhibit 5.1

230 Park Avenue 11th Floor
New York, NY 10169-0079
(212) 818-9200
(212) 818-9606 (Fax)

51 John F. Kennedy Parkway First Floor West
Short Hills, NJ 07078-2713
(973) 218-2509
(973) 218-2401 (Fax)

www.ssbb.com

March 21, 2019

Y-mAbs Therapeutics, Inc.

230 Park Avenue

Suite 3350

New York, New York 10169

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Y-mAbs Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 6,200,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 2,799,373 shares of Common Stock (the “2015 Shares”) pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”), (b) 2,700,627 shares of Common Stock (the “2018 Shares”) pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan” ), and (c) 700,000 shares of Common Stock (the “2018 ESPP Shares”) pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP,” and together with the 2015 Plan and the 2018 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2015 Shares, the 2018 Shares and the 2018 ESPP Shares, when sold and issued in accordance with the 2015 Plan, the 2018 Plan and the 2018 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Satterlee Stephens LLP

By:	/s/ Satterlee Stephens LLP